Exhibit 23.1

KPMG LLP
Mission Towers I
Suite 600
3975 Freedom Circle Drive
Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 27, 2024, with respect to the consolidated financial statements of Lucid Group, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

October 15, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.